Exhibit 99.1

Retractable Technologies, Inc. Announces Results as of September 30, 2017

LITTLE ELM, Texas, November 14, 2017—Retractable Technologies, Inc. (NYSE American: RVP) reports the following results of operations for the three and nine months ended September 30, 2017 as compared to results for the same period in the prior year.

Comparison of Three Months Ended September 30, 2017 and September 30, 2016

Domestic sales accounted for 80.3% and 82.6% of the revenues for the three months ended September 30, 2017 and 2016, respectively.  Domestic revenues increased 14.5% principally due to higher volumes mitigated by lower average prices.  Domestic unit sales increased 23.9%.  Domestic unit sales were 71.8% of total unit sales for the three months ended September 30, 2017.  International revenue and unit sales increased 33.6% and 29.8%, respectively, due to the timing of significant international sales.  Our international orders may be subject to significant fluctuation over time.  Overall unit sales increased 25.5%.

The Cost of manufactured product increased by 28.7% due to higher volumes and higher manufacturing costs.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product mix.  Royalty expense increased 24.6% due to higher gross sales.

Gross profit was flat primarily due to higher manufacturing costs.

Operating expenses decreased 1.4% or $48.0 thousand.  The decrease was principally due to lower legal cost, and reduced bad debt expense in General and administrative expense, offset by an increase in Sales and marketing personnel.

Our operating loss was $32.9 thousand compared to an operating loss for the same period last year of $81 thousand due primarily to lower operating expenses.

Comparison of Nine Months Ended September 30, 2017 and September 30, 2016

Domestic sales accounted for 81.5% and 88.4% of the revenues for the nine months ended September 30, 2017 and 2016, respectively.  Domestic revenues increased 3.1% principally due to higher volume.  Domestic unit sales increased 5.1%.  Domestic unit sales were 73.8% of total unit sales for the nine months ended September 30, 2017.  International revenue and unit sales increased 78.6% and 82.5%, respectively, due to the timing of significant international sales.  Our international orders may be subject to significant fluctuation over time.  Overall unit sales increased 18.3%.

The Cost of manufactured product increased 21.9% due to higher volumes and higher manufacturing costs.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product mix.  Royalty expense increased 10.8% due to higher gross sales.

Gross profit decreased 3.4% primarily due to lower average price and higher manufacturing costs.

Operating expenses increased 6.6% or $635 thousand.  The increase was due to stock option expense, an increase in Sales and marketing personnel, travel expenses for Sales and marketing, higher payroll costs in Research and development, and bonuses paid to two officers.  These increased expenses were offset by lower legal costs and reduced bad debt expense.

Our operating loss was $2.5 million compared to an operating loss for the same period last year of $1.6 million due primarily to lower gross profit and higher operating expenses.

Further details concerning the results of operations as well as other matters are available in Retractable’s 10-Q filed on November 14, 2017 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable’s current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: Retractable’s ability to maintain liquidity; Retractable’s maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; Retractable’s ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable’s ability to quickly increase capacity in response to an increase in demand; Retractable’s ability to access the market; Retractable’s ability to maintain or lower production costs; Retractable’s ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer